77C Matters submitted to a vote of security holders

Liberty Intermediate Government Fund

(a) On September 26, 2001, a Special Meeting of Shareholders of Liberty Intermediate Government Fund (Fund) was held to approve the following item, as described in the Proxy Statement for the Meeting. On July 16, 2001, the record date for the Meeting, the Fund had 60,703,170.956 outstanding shares of beneficial interest. The vote cast at the Meeting was as follows:

(b)   Not applicable.

(c) To approve a new Investment Advisory Agreement with Colonial Management Associates, Inc.

       For:           36,364,039.764    shares of beneficial interest being a
                                        majority of the shares represented
                                        at the Meeting
      Against:        840,059.408       shares of beneficial interest
      Abstain:      1,367,229.374       shares of beneficial interest

(d) Not applicable.


Liberty Newport Japan Opportunities Fund

(a) On September 26, 2001, a Special Meeting of Shareholders of Liberty Newport Japan Opportunities Fund (Fund) was held to approve the following item, as described in the Proxy Statement for the Meeting. On July 16, 2001, the record date for the Meeting, the Fund had 2,747,036.418 outstanding shares of beneficial interest. The vote cast at the Meeting was as follows:

(b) Not applicable.

(c) To approve a new Investment Advisory Agreement with Newport Fund Management, Inc.

       For:        2,018,816.016    shares of beneficial interest being a
                                    majority of the shares represented
                                    at the Meeting
      Against:       26,136.901     shares of beneficial interest
      Abstain:       16,256.618     shares of beneficial interest

(d) Not applicable.


Liberty Newport Greater China Fund

(a) On September 26, 2001, a Special Meeting of Shareholders of Liberty Newport Greater China Fund (Fund) was held to approve the following item, as described in the Proxy Statement for the Meeting. On July 16, 2001, the record date for the Meeting, the Fund had 3,061,380.359 outstanding shares of beneficial interest. The vote cast at the Meeting was as follows:

(b) Not applicable.

(c) To approve a new Investment Advisory Agreement with Newport Fund Management, Inc.

       For:           2,341,355.502    shares of beneficial interest being a
                                       majority of the shares represented
                                       at the Meeting
      Against:           54,713.092    shares of beneficial interest
      Abstain:           46,165.398    shares of beneficial interest

(d) Not applicable.


(proxy material incorporated herein by reference to Accession Numbers 0000950135-01-502257 and 0000021847-01-500133)



77D Policies with respect to security investments

Liberty Intermediate Government Fund (Fund)

(a)      Not applicable
(b)      Not applicable
(c)      Not applicable
(d)      Not applicable
(e)      Not applicable
(f)      Not applicable
(g) Pursuant to the Board of Trustees' approval, Liberty Intermediate Government Fund has changed its investment strategy. The Fund may invest up to 20% of its assets in investment grade securities such as, mortgage and asset backed securities and other investment grade corporate bonds and the Fund may also engage in short sales transactions.


77L Changes in accounting principles and practices

Liberty Intermediate Government Fund (Fund)


As required, effective September 1, 2001, the Liberty Funds Trust II has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing and accreting all premiums and discounts on debt securities as required for adherence to generally accepted accounting principles. The financial statements and notes to financial statements have been adjusted accordingly for Liberty Intermediate Government Fund, which were materially impacted by this change.